Exhibit 99.1

Powerwave Technologies Announces Convertible Note Offering and Stock
Buy Back

    SANTA ANA, Calif--(BUSINESS WIRE)--July 14, 2003--Powerwave Technologies Inc. (Nasdaq:PWAV) today announced that it intends to raise approximately $130 million through an offering of 5-year convertible notes (the "Notes") in a private placement pursuant to Rule 144A under the Securities Act of 1933 (the "Act").
    Powerwave also intends to grant the initial purchasers an option to purchase up to an additional $20 million of Notes. Powerwave expects to use the net proceeds from the offering: (1) to fund the purchase of approximately $25 million of its common stock simultaneously with the issuance of the Notes and (2) to increase financial flexibility for possible future acquisitions and for general corporate purposes.
    This news release does not constitute an offer to sell or the solicitation of an offer to buy any security. The Notes have not been registered under the Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The statements in this news release regarding the timing of the proposed private placement and its terms are forward-looking statements that involve risks and uncertainties including, but not limited to, market conditions and the price and market for the securities to be offered.

    About Powerwave Technologies

    Powerwave Technologies Inc., a TL 9000 and ISO 9001 quality certified company, is a leading supplier of high performance RF power amplifiers for use in wireless communications networks. Powerwave designs, manufactures and markets both single carrier and multi-carrier RF power amplifiers for use in cellular, PCS and 3G base stations throughout the world.
    Corporate headquarters are located at 1801 E. St. Andrew Place, Santa Ana, Calif. 92705, telephone 714-466-1000. For more information on Powerwave's high performance ultra-linear RF power amplifiers and amplifier systems, call 888-PWR-WAVE (797-9283) or visit the company's Web site at www.powerwave.com.

    Note to Editors: Powerwave, Powerwave Technologies and the
Powerwave logo are registered trademarks of Powerwave Technologies
Inc.

    CONTACT: Powerwave Technologies Inc., Santa Ana
             Kevin Michaels, 714-466-1608